Exhibit 99.1

FOR IMMEDIATE RELEASE                              Contact: Leonard E. Moodispaw
                                                                 CEO & President
                                                                    301.939.7000

              Essex Corporation Reports Third Quarter 2005 Results

COLUMBIA, MD - November 14 2005 - Essex Corporation (NASDAQ: KEYW) announces three month period revenues of $42.7 million for the third quarter of 2005 compared to $16.7 million in the same period of 2004. The net income for the three month period in the third quarter was $2.2 million compared to net income of $589,000 for the same period of 2004. These results show approximately a 156% increase in quarterly revenues and a 276% increase in quarterly net income over the same period in 2004. Earnings per Share (EPS) were $0.10 per share (diluted) for Q3 2005 versus EPS for the same period in 2004 of $0.04 per share (diluted).

The third quarter 2005 services and products revenue was $37.7 million compared to $34.8 million in the second quarter of 2005, an 8% increase in quarter-over-quarter in this area. Revenue from purchased materials in the third quarter 2005, was $5.0 million, compared to $6.6 million in the second quarter of 2005, a 24% decrease in quarter-over-quarter revenue in this area.

"Essex is delivering on the growth strategy we have consistently described to our investors with continued increases in both revenue and net income," according to Leonard Moodispaw, CEO and President of Essex Corporation. "The growth of our services and products revenues is in line with our projected organic growth of 30-35% in 2005. In addition, we have continued to make substantial investment in our products business and our business development capabilities. The growth in our backlog is an indication of the strong momentum our core business has achieved, and the vital importance and support that counterterrorism work, which is the backbone of Essex contract activities, continues to have."

"On the product front, I believe that Essex continues to make excellent progress. Our partnership discussions on our all-optical secure communications system are progressing well with interest coming from both the government and commercial markets. Our new commercial communications products team successfully delivered their first alpha-stage demonstration product and is completing samples of its two 10 Gbps products this quarter. Testing of our Advanced Optical Processor for missile defense applications begins this week at MIT."

Essex reaffirms its revenue guidance for fiscal 2005 of $155 million to $165 million, including ten months of combined operations with the Windermere acquisition. In addition, Essex announced that it expects revenues for fiscal 2006 to be in the range of $210 million to $220 million, based on information available at this time. This is without any additional acquisitions.

                                   - M O R E -

Essex Corporation 2005 Q3 Results                                    Page 2 of 4

Revenue for the first nine months of 2005 is $109.8 million compared to $51.5 million in the first nine months of 2004. The net income for the first nine months of 2005 is $5.5 million compared to a net income of $1.4 million for the same period in 2004. Earnings Per Share (EPS) for the first nine months of 2005 were $0.24 per share (diluted) versus EPS for the same period in 2004 of $0.08 per share (diluted).

These first nine months of 2005 results include seven months of operation of the Windermere acquisition. The net income of $5.5 million for the first nine months of 2005 includes approximately $1.1 million in interest income compared to $183,000 in the comparable period in 2004. The total gross margin for the period (including both services & products and purchased materials) was 27.4% compared to 19.1% for the first nine months of 2004.

Gross margin results in the first nine months of 2005 for both services and products revenue and on purchased materials revenue improved in comparison to the same period last year. Services and products gross margin increased to 30.2% for the first nine months of 2005 from 25.0% for the first nine months of 2004. The increase is a result of several factors, including a change in the mix of the work performed by subcontractors which have a lower margin, and higher margins on contracts obtained through acquisitions over the last year. The gross margin on purchased materials increased to 7.5% from 1.7% as a result of higher margins for materials on acquired contracts and rate increases on existing contracts.

As of September 30, 2005, Essex's total backlog, including both funded and unfunded components, was $476.1 million as compared with $73.0 million at September 26, 2004. Of these amounts, funded backlog was $74.8 million and unfunded backlog was $401.3 million as of September 30, 2005 compared to $26.2 million and $46.8 million at September 26, 2004. The significant increase in total backlog during this period in 2005 from the comparable period in 2004 is primarily due to the expansion in our "Woodstock" contract.

Working capital at September 30, 2005 was $41.6 million compared to $108.4 million at fiscal year end 2004. This decrease is primarily a result of the payment of the purchase price in the Windermere acquisition during the first nine months of 2005 and related transaction costs.

Essex has scheduled a conference  call to discuss these results today  (November
14th) at 5:00 p.m. (EST). At that time, management will review the Company's third quarter 2005 financial results. A question-and-answer session will follow to further discuss the results as well as to comment on the outlook for the remainder of 2005, as well as discuss the outlook for 2006.

Interested parties will be able to connect to our Webcast via the Investor page on our website, http://www.essexcorp.com/investor.html on November 14th. Interested parties may also listen to the conference call by calling 1-800-706-7745 participant passcode 40106409. The International Dial In access number will be 617-614-3472.

An archive of the Webcast will also be available on our webpage following the call. In addition, a dial-up replay of the call will be available at approximately 7:00 p.m. EST on November 14th, and will remain available through November 21, 2005. To access the dial-up replay, call 1-888-286-8010, passcode 28813145.

                                   - M O R E -

Essex Corporation 2005 Q3 Results                                    Page 3 of 4

About Essex:  Essex provides  advanced signal,  image,  information  processing, information assurance and cyber-security solutions, primarily for U.S. Government intelligence and defense customers, as well as for commercial customers. We create our solutions by combining our services and expertise with hardware, software, and proprietary and patented technology to meet our customers' requirements. For more information contact Essex Corporation, 6708 Alexander Bell Drive, Columbia MD 21046; Phone 301.939.7000; Fax 301.953.7880; E-mail info@essexcorp.com, or on the Web at www.essexcorp.com.

ESSEX CORPORATION FINANCIAL HIGHLIGHTS - (In thousands, except per share amounts)
---------------------------------------------------------------------------------

                                     Three Month    Three Month         Nine Month      Nine Month
                                    Period Ended    Period Ended       Period Ended    Period Ended
                                   Sept. 30, 2005  Sept. 26, 2004     Sept. 30, 2005  Sept. 26, 2004
                                            (unaudited)                        (unaudited)
                                  -------------------------------    -------------------------------

Revenue:
     Services and Products        $   37,714         $   15,694      $   95,938        $   38,502
     Purchased Materials               4,982                964          13,881            13,000
                                  -----------        -----------     -----------        ----------
         Total                        42,696             16,658         109,819            51,502

Cost of Goods Sold:
     Services and Products           (26,510)           (11,686)        (66,937)          (28,889)
     Purchased Materials              (4,678)              (936)        (12,842)          (12,774)
                                  -----------        -----------     -----------       -----------
         Total                       (31,188)           (12,622)        (79,779)          (41,663)

Gross Margin                          11,508              4,036          30,040             9,839

Selling, General and
Administrative Expenses               (7,680)            (3,095)        (20,728)           (7,622)

Research and Development                (698)              (224)         (1,944)             (671)

Amortization of Other
Intangible Assets                     (1,069)              (186)         (2,832)             (348)

Interest Income Net                      215                 58           1,096               183

Provision for Income Taxes               (61)                --            (101)               --
                                  -----------        -----------     -----------       -----------

Net Income                        $    2,215         $      589      $    5,531        $    1,381
                                  ===========        ===========     ===========       ===========

Weighted Average  Number of
Shares
       - Basic                        21,301             15,213          21,145            15,208
                                  ===========        ===========     ===========       ===========

       - Diluted                      22,967             16,583          22,879            16,505
                                  ===========        ===========     ===========       ===========

Net Income per
   Common Share
       - Basic                    $     0.10         $     0.04      $     0.26        $     0.09
                                  ===========        ===========     ===========       ===========

       - Diluted                  $     0.10         $     0.04      $     0.24        $     0.08
                                  ===========        ===========     ===========       ===========

Working Capital                                                      $     41.6        $     22.1

Working Capital Ratio                                                    2.92:1            3.76:1

                                   - M O R E -

Essex Corporation 2005 Q3 Results                                  Page 4 of 4

CONDENSED CONSOLIDATED BALANCE SHEETS                      (In thousands)
-------------------------------------------------------------------------------
                                                        Sept. 30,   December 31,
                                                          2005         2004
                                                     ------------  ------------
                                                      (unaudited)   (audited)
ASSETS
------
Current Assets
     Cash and cash equivalents                       $    25,316   $   105,094
     Accounts receivable, net                             35,006        10,198
     Note receivable - current portion                       848           594
     Prepayments and other                                 2,067           506
                                                     ------------  ------------
         Total Current Assets                             63,237       116,392
                                                     ------------  ------------

Property and Equipment, Net                               12,043         2,297
                                                     ------------  ------------

Other Assets
     Goodwill                                             75,524        11,842
     Patents, net                                            323           313
     Other intangibles, net                                6,241         2,294
     Note receivable - non-current                         1,533         2,045
     Other                                                 1,336           383
                                                     ------------  ------------
         Total Other Assets                               81,957        16,877
                                                     ------------  ------------

TOTAL ASSETS                                         $   157,237   $   135,566
------------                                         ============ =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
     Accounts payable                                $     6,637   $     3,643
     Accrued wages and vacation                            4,745         1,845
     Accrued retirement plans contribution payable           682           236
     Advanced payments                                     1,457           482
     Other accrued expenses                                8,122         1,773
     Current portion of long-term debt                        27            12
                                                     ------------  ------------
         Total Current Liabilities                        21,670         7,991

Long-Term Debt                                                57            29
                                                     ------------  ------------

TOTAL LIABILITIES                                         21,727         8,020
-----------------                                    ------------  ------------

Shareholders' Equity
     Common stock and additional paid-in capital         141,965       139,531
     Accumulated deficit                                  (6,455)      (11,985)
                                                     ------------  ------------
         Total Shareholders' Equity                      135,510       127,546
                                                     ------------  ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------           $   157,237   $   135,566
                                                     ============  ============

This press release may contain "forward-looking statements" within the meaning of the United States Private Securities Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking. The forward-looking statements in this release include statements addressing expected 2005 organic growth and expected revenues for 2005 and 2006. Economic, business, competitive and/or regulatory factors affecting Essex's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements.

More detailed information about these and other factors is set forth in Essex's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005. Essex is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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